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                                                                   EXHIBIT 3.1GG


                            ARTICLES OF INCORPORATION
                                       OF
                                 CNK CORPORATION

                                       I.

         The name of the corporation is:

                                CNK CORPORATION

                                      II.

         The corporation shall have perpetual duration.

                                      III.

         The corporation is organized for the following purposes:

         (a) To manufacture, make, sell, export, import and otherwise deal in and carry on the business of manufacturing, making, selling, exporting, importing and otherwise dealing in, either at wholesale or retail, both chemicals and chemical products of every nature and description, including but not limited to insecticides, sanitary supplies, janitor supplies, soap, wax, cleaners, detergents, and all substances and products, kindred to or competitive with any or all of the foregoing and all that may result from or be convenient to the production, manufacture, sale and dealing in any or all of the foregoing substances and products, and all substances, materials, and articles made from or containing any or all of the foregoing products or entering into or convenient to for the manufacture and sale of any or all of the foregoing products, and to do all other things necessary or incident to any or all of the foregoing purposes, including provisions for insurance, financial and other services and of means for the development, promotion, advertising, marketing and transportation of raw materials, intermediate or finished products in connection therewith or in furtherance thereof, and to generally carry on, conduct, promote, operate and undertake any business transaction or operations commonly carried on, conducted, promoted, operated or undertaken by


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companies engaged in the business of manufacturing and selling chemicals and chemical products;

         (b) To acquire, and pay for in cash, stock or bonds of this corporation or otherwise, the good will, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association, or corporation;

         (c) To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trademarks and trade names, relating to or useful in connection with any business of this corporation;

         (d) To acquire by purchase, subscription or otherwise, and to receive, hold, own, guarantee, sell, assign, exchange, transfer, mortgage, pledge or otherwise dispose of or deal in and with any of the shares of the capital stock, or any voting trust certificates in respect of the shares of capital stock, scrip, warrants, rights, bonds, debentures, notes, trust receipts, and other securities, obligations, choses in action and evidences of indebtedness or interest issued or created by any corporations, joint stock companies, syndicates, associations, firms, trusts or persons, public or private, or by the government of the United States of America, or by any foreign governnent, or by any state, territory, province, municipality or other political subdivision or by any governmental agency, and as owner thereof to possess and exercise all the rights, powers and privileges of ownership, including the right to execute consents and vote thereon, and to do any and all acts and things necessary or advisable for the preservation, protection, improvement and enhancement in value thereof;



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         (e) To borrow or raise moneys for any of the purposes of the corporation and, from time to time without limit as to amount, to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment of any thereof and of the interest thereon by mortgage upon or pledge, conveyance or assignment in trust of the whole or any part of the property of the corporation, whether at the time owned or thereafter acquired, and to sell, pledge or otherwise dispose of such bonds or other obligations of the corporation for its corporate purposes;

         (f) In general, to possess and exercise all the powers and privileges granted by the Georgia Business Corporation Code or by any other law of Georgia or by these Articles of Incorporation together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the corporation.

         (g) To do everything necessary, proper, advisable, or convenient for the accomplishment of the foregoing purposes, and, to do all other things incidental to them or connected with them that are not forbidden by the Georgia Business Corporation Code, by other law, or by these Articles of Incorporation:

         And for any other lawful purpose not specifically prohibited to corporations under other laws of this State.

                                       IV.

         The corporation shall have authority to issue an aggregate of 3,000,000 shares of stock. Such shares shall consist of one class of common stock with a par value of $.10 for each of such shares.


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                                       V.

         No holder of stock of the corporation shall be entitled as a matter of right, preemptive or otherwise, to subscribe for or purchase any part of any stock now or hereafter authorized to be issued, or shares thereof held in the treasury of the corporation or securities convertible into stock, whether issued for cash or other consideration or by way of dividend or otherwise.

                                      VI.

         The corporation shall not commence business until it shall have received not less than $500.00 in payment for the issuance of shares of its stock.

                                      VII.

         The address of the initial registered office of the corporation shall be 3300 First National Bank Tower, Atlanta, Georgia 30303. The initial registered agent of the corporation at such address shall be David A. Trice.

                                      VIII.

         The initial Board of Directors of the corporation shall consist of one
(1) member, whose name and address are as follows:


                                    Charles B. Helms
                                    C/O Crompton & Knowles
                                    345 Park Avenue
                                    New York New York 10022

                                       IX.

         The name and address of the Incorporator are:

                                    David A. Trice
                                    3300 First National Bank Tower
                                    Atlanta, Georgia 30303

         IN WITNESS WHEREOF, the undersigned executes these Articles of Incorporation.

                                                   /s/ David A. Trice
                                                   -----------------------------
                                                   David A. Trice, Incorporator